Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,329,766 shares of Piper Jaffray Companies common stock and associated preferred share purchase rights for the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated effective May 2, 2006) of our reports dated February 28, 2007, with respect to the consolidated financial statements of Piper Jaffray Companies incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2006, and Piper Jaffray Companies management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Piper Jaffray Companies, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 2, 2007